Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                        MONTHLY REPORT - AUGUST 2001
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (414,561.613 units) at July 31, 2001             $771,808,261
Additions of 12,115.263 units on August 31, 2001                   22,992,210
Redemptions of (3,520.345) units on August 31, 2001                (6,680,872)
Offering Costs                                                       (406,458)
Net Income (Loss) - August 2001                                    15,349,348
                                                                 ------------

Net Asset Value (423,156.531 units) at August 31, 2001           $803,062,489
                                                                 ============

Net Asset Value per Unit at August 31, 2001                      $   1,897.79
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $ 14,150,018
    Change in unrealized                                           11,265,146

  Gains (losses) on forward and swap contracts:
    Realized                                                       (6,999,040)
    Change in unrealized                                             (166,526)
  Interest income                                                   2,302,763
                                                                 ------------

                                                                   20,552,361
                                                                 ------------

Expenses:
  Brokerage fee                                                     5,107,711
  Performance fee                                                           0
  Operating expenses                                                   95,302
                                                                 ------------

                                                                    5,203,013
                                                                 ------------

Net Income (Loss) - August 2001                                  $ 15,349,348
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on August 31, 2001                      $   1,897.79

Net Asset Value per Unit on July 31, 2001                        $   1,861.75

Unit Value Monthly Gain (Loss) %                                        1.94%

Fund 2001 calendar YTD Gain (Loss) %                                  (1.20)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

Rather than comment on trading performance during August, as we would otherwise do, I am including this message with your August statement to explain our firm's response to the terrorist attacks that took place in the U.S. this past week. Our thoughts are with everyone personally affected by these tragedies.

We expect you will have concerns about the implication of these tragic events on your investment with Campbell & Company. We have reviewed all open positions, and are confident that our clients' assets are secure at this time, but, until all markets are again open and orderly, our only market action will be to reduce existing positions. Our clear responsibility at this time is to preserve capital, and not to try to read or exploit market direction. However, we will continue to monitor events, markets and positions closely, and to manage risk 24 hours a day, until the crisis has passed.

Again, our condolences are extended to all of the families and colleagues who have suffered losses as a result of these events. If you have any questions or concerns, please do not hesitate to contact us. We particularly appreciate your confidence at this time.

Sincerely,



Bruce Cleland
President & CEO
Campbell & Company, Inc.